Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

    and Stockholders

HQ Sustainable Maritime Industries, Inc.

    and Subsidiaries

Seattle, WA

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-155048) and all documents to be filed under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of filing of this registration statement and until all of the common stock to which this registration statement relates has been sold or the offering is otherwise terminated of our report dated March 27, 2008 for the years ended December 31, 2007 and 2006 relating to the consolidated financial statements of HQ Sustainable Maritime Industries, Inc. which has been included in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2008.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
October 16, 2009